Cooperative Framework Agreement

Party A: Weihai Huiyin Pawnbroking Co., Ltd.

Address: No. 61, Wenhua Middle Road, Weihai City

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Address:

Whereas:

1. Benefactum Alliance Business Consultant (Beijing) Co., Ltd. is a legally established and a limited liability company with who provides credit counseling and informational counseling for the debtor and creditor and intercepting service, and it operates a website www.hxjf.com (hereinafter referred to as “website”).

2. Weihai Huiyin Pawnbroking Co., Ltd. is a legally established limited liability company with a guarantee qualification of financing and wishes to establish long-term strategic cooperative relations with Party B and provide assurance services for borrowers of the website.

In order to solve the difficulty about loans of small and medium-sized enterprises and support the development of small and medium-sized enterprises and individual industrial and commercial households, assure money collecting securities of the borrowers on the website of Party B, and release and lower the risks of loans, Party A and Party B cooperate by the following agreement in the principles of equality, voluntariness, mutual reciprocity and benefit according to relevant laws:

I. Weihai Huiyin Pawnbroking Co., Ltd. and Benefactum Alliance Business Consultant (Beijing) Co., Ltd. voluntarily set up strategic cooperative relations, and insist on business principles of legal management, standard management, top quality service, risk resistance, equity and integrity and equity and free will.

II. Party B accepts loan applications submitted by institutions or individuals via Huiyingjinfu’s website. Party A shall provide Party B with the individuals or intuitions requiring financing and assist Party B in completing the due diligence and relevant business operations and legal procedures of the customers.

III. After entering into the cooperative intent of both parties, Party B can have an assessment review for the financing items provided by Party B. After Party B’s verification, Party B or other institutions assigned by Party B shall timely conclude relevant contracts with the applicant and to implement the financing.

IV. Both parties shall co-operate closely on the preliminary examination work, true customer service and work efficiency improvement as the basic principles of cooperation.

V. In respect of monitoring during work, both parties shall enhance cooperation and gradually set up an information sharing system to safeguard the legitimate rights and interests of both parties.

VI. If the financer cannot refund the loan in time when the loans become due, Party A shall assist Party B in recourse. For the subsequent cooperative details, both parties can conclude a further cooperative agreement or complement agreement accordingly according to the business conditions to further clarify the rights and obligations of both parties.

VII. Both parties shall strictly keep business secrets known during the cooperation and must not disclose the known business secrets to other parties and enterprises.

VIII. For matters that have not been solved, both parties shall solve them in accordance with the specific terms contained in the agreements executed by both parties. If there is any contradiction, both parties shall refer to specific terms contained in the agreements executed by both parties.

IX. The agreement shall be valid for one year. The agreement takes effect after being signed and sealed by legal representatives or authorized representatives of both parties. The agreement is duplicated and either party holds one copy.

Party A: Weihai Huiyin Pawnbroking Co., Ltd.

Legal representative or authorized agent:

Address:

Contact:

E-mail:

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Address:

Contact:

E-mail:

April 6, 2016